Exhibit 99.2

{Slide 1
Good afternoon everyone.  To formally open this afternoon’s session, let me introduce Doctor Luis Clavell, the Chairman of the Board of Triple-S Management Corporation.

{Slide 2
Thank you Alan.
Good afternoon and welcome to the Triple-S Management Investor Day.  This is a special day for the Corporation as 6 years ago, on December 7, 2007, we became a publicly traded company on the New York Stock Exchange under the symbol G-T-S.
This afternoon, the Triple-S Management team will provide you with a Corporate update, including strategies and financials, a review of our core segment – Managed Care, with a deeper dive into the Commercial, Medicaid and Medicare businesses, a presentation on how we deliver quality care to our members and a discussion of our growth opportunities into 2014 and beyond.  You will also have an opportunity to meet several of our key executives including Pablo Almodóvar, Carlos Carrero and Doctor Frank Astor, will be presenting to you for the first time.

I want to give special thanks to Mr. Scott Serota, President of the Blue Cross Blue Shield Association who joins us here today and will close the set of formal presentations with his views of managed care in the US and the Association’s plans into the future, in the US and abroad.

Again, on behalf of the entire Triple-S family, we thank you for joining us today.

I return the microphone back to Alan Cohen, our Chief Marketing and Communications Officer, who has led the Marketing, Communications and Investor Relations functions within the Corporation since the summer of 2011.

-{Slide 3
Thank you Dr. Clavell.  Now allow me introduce today’s presenters:
• Ramón Ruiz Comas,
Chief Executive Officer, Triple-S Management. Ramón has over 23 years with Triple-S.  He is also a member of the board of directors of the Blue Cross Blue Shield Association and chair of its Finance and Audit committee.
• Amílcar Jordán, Chief Financial Officer, Triple-S Management. Amílcar has over 25 years-experience in finance and the financial services industry.  Before joining Triple-S in summer of 2012, Amílcar was previously an Executive Vice President at Puerto Rico’s largest bank holding company.

•Pablo Almodóvar, President of Triple-S Salud, head of the Commercial and Medicaid businesses, has been in the company for approximately 24 years.

•Carlos Carrero, President of SociosMayores en Salud, head of the Medicare Advantage business has been with us for approximately 3 years during which time he was Chief Operating Officer and led the Operational Team through the Medicare  Advantage turnaround.  Carlos has over 30 years in the medical insurance field, including Blue Cross Blue Shield of Florida.

•Frank Astor, our Chief Medical Officer, has been with us for over 2 years.  In his 35 plus years he has practiced medicine at the Cleveland Clinic and worked at Blue Cross Blue Shield of Florida.

•And Mr. Scott Serota, Scott is President and Chief Executive Officer of the Blue Cross and Blue Shield Association (BCBSA), a national federation of 37 independent, community-based and locally operated Blue Cross and Blue Shield companies. The Blue System is the nation's largest health insurer covering 100 million people – one-in-three of all Americans.

Serota was named BCBSA President and CEO in 2000, after serving four years as a senior executive, including two years as Chief Operating Officer.

Also joining us is Roberto García who is our new Chief Operating Officer in Triple-S Management.

{Slide 4
After our series of formal presentations, which should last approximately 90 minutes, we will close with a question and answer session for about 20 minutes.

{Slide 5
Throughout the presentations this afternoon, the executives of our management team will be sharing their view of the company’s present and future operations and plans.  This means that they may and will share forward-looking information with you.  As you know, these statements can be affected by risks and uncertainties involved in the business.  Despite management’s best efforts, what actually happens may be materially different from what you see and hear presented in today’s Investor Day meeting.

To get a better understanding of why this may occur, please look at the Safe Harbor section in today’s presentation, and in our periodic filings with the SEC.

In addition, the information presented should be considered current only as of today.

Afterwards, please use the information for reference only and that the Company assumes no responsibility to update same.

Today’s investor meeting is being webcast.  Shortly after it ends, you will find an archived version on the Investor Relations page of the company’s website at www.
triplesmanagement.com.

In closing, I would like to mention that our 2014 guidance will be provided in the first weeks of February 2014 when we release our full-year 2013 results, as is our custom.  During our meeting today, our presenters will not be discussing 2014 guidance, nor addressing it in the question and answer session at the end of all formal presentations.

Thank you.

I now invite Ramon Ruiz to open today’s series of presentations.

-Slide 6
{Thank you Alan./
Good afternoon everyone./

{Slide 7
Though many of you know/ Triple-S Management,/ let me review some key facts on our Company./  We are the leading Managed Care Organization in Puerto Rico/ covering 2.2 million members,/ a new record for us./  We have been in the market/ for over half a century/ and are the only Manage Care Organization in Puerto Rico in all three businesses/ – Commercial,/ Medicare/ and Medicaid./  The fact that we have breadth and depth in all three businesses/ underscores our capabilities in,/ knowledge,/ of and expertise in the Puerto Rico market./

We are proud/ to be part of the Blue Cross Blue Shield network/ since 1965,/ and currently/ hold the exclusive licenses for Puerto Rico and the United States Virgin Islands./

Triple-S/ is the largest full line insurance company on the island,/ with complementary businesses in Life and Property./

{Slide 8
Our diversified business approach/ provides the company/ with non-health insurance income streams./  As you can see in this chart,/ while health/ generates 90 percent of our premium and fee revenues,/ our non-health businesses/ contribute approximately one quarter of our operating income,/ driven substantially during this year,/ by the life insurance business./

{Slide 9
The pie chart on the left/ illustrates/ our managed-care membership by segment/ as of September 30th,/ 2013./  Medicaid/ – under an ASO arrangement –/ represents 53 percent;/ Medicare 7percent;/ Commercial fully insured 27 percent;/ and Commercial self-insured 13 percent./
The pie on the right/ illustrates/ revenue split,/ with 50 percent generated by Medicare,/ 45 percent by Commercial/ and the remaining from fees,/ driven mainly by Medicaid./  Medicare/ has been/ the largest revenue growth contributor in the past years./  Clearly/ the fact that Medicaid is an A-S-O contract/ causes the dramatic difference/ between Medicaid/ as a contributor towards membership/ vs. Medicaid/ as a contributor towards the top line./

{Slide 10
As of October 1st,/ we now reach 2.2 million Puerto Ricans,/ with Medicaid/ representing 64 percent of the total membership./  We now reach/ approximately 60 percent of all residents on the island,/ which demonstrates our brand/ and business capabilities./ Moreover,/ the transition process/ of bringing the additional half a million members onto our platform/ was seamless and smooth./

 Pablo will provide more detail later./

{Slide 11
So far this year,/ the Corporation has made great strides/ in several areas./

We have turned the Medicare Advantage business around,/ including reorganizing the company/ into one operating unit./  The new P-B-M contract/ and provider compensation model/ are producing results./  The work dedicated back/ in 2012/ proved worthwhile/ as our results indicate/ in this business year-to-date./  Tomorrow/ is the last day of open enrollment/ for the non-dual Medicare Advantage population./

 Triple-S and American Health,/ both Blue Cross Blue Shield Branded,/ are offering/ a complete product set/ to consumers/ on the island./

As I mentioned previously/ we renewed and expanded/ the MiSalud contract/ with the Puerto Rico government./  This is the first time/ we have been awarded all regions of the Medicaid business on the island./  Since November 2011,/ Triple-S has served the Medicaid population under an ASO model./

Until recently,/ we were the carrier in five of the eight regions,/ representing 896,000 members./  In July/ 2013/ we signed a twelve month contract extension/ in which we were awarded the three remaining regions./

We have completed/ the purchase of Atlantic Southern Insurance Company,/ which provides us/ with both a larger life insurance business/ in Puerto Rico/ and a platform for expansion into Latin America,/ starting with Costa Rica./  Having entered the Costa Rica market via a purchase,/ rather than from the ground up,/ provides us with a knowledgeable team/ with an operating insurance company./

The purchase/ also provides us with a presence in Anguilla/ and the British Virgin Islands,/ both new markets for us as well./

We completed our Class A Share Conversion,/ Marketed Secondary Offering/ and Share Purchase./  This allowed us to further simplify our class structure/ as well as provide additional liquidity to our stock./  We purchased one million shares of GTS stock/ as a component of this transaction./

{Slide 12
Let me briefly review the health insurance market in Puerto Rico./

Slide 13
{92 percent of the island’s population/ enjoys either private or public health insurance./  The total health insurance coverage in Puerto Rico/ is above the national average./  It should be noted/ that within this 92 percent/ are members who are classified as underinsured./
Currently/ 55 percent of Puerto Ricans/ rely on federal or local programs,/ and 37 percent/ have private insurance,/ either through a group/ or an individual policy./
Medicare members/ account for/ 15 percent of the Puerto Rico population,/ 300 basis points higher/ than the US overall./  The Medicare population/ is growing at 2.8 percent per annum,/ 30 basis points faster/ than the US./  The current Medicaid population stands/ at approximately 1.4 million lives./

{Slide 14
While Triple-S has the second largest market share in Puerto Rico,/ commanding 27 percent of healthcare dollars,/ it is important to note that there is opportunity for the Corporation/ to grow profitably./  Triple-S’s current share/ represents $2 billion dollars/ of a $7.5 billion dollar market./

The largest dollar opportunity/ is/ the Medicare Advantage segment/ which represents/ approximately $5 billion dollars annually./ – This represents over 60 percent of the total insurance business dollars.

{Slide 15
Triple-S has about half of the commercial market/  and for Medicare Advantage,/ we hold the number 3 spot./

{Slide 16
Let me briefly review our distinguishing characteristics and our Corporate Strategy./

Slide 17
{As I mentioned earlier,/ we are the only Managed Care Organization/ with critical mass operations/ in commercial,/ Medicare/ and Medicaid./

In commercial/ we are the market leader/ with the strongest brand./  As a Blue Cross Blue Shield licensee for the island,/ our members/ can access services in the US mainland/ through the Blue Card network./  We have the largest customer roster,/ with quite a few/ being blue chips in their respective industries./  Our dedication,/ service/ and reputation/ provide us/ with an over  90% retention rate every year./
In our Medicare business,/ while we seek to grow profitably,/ we continue to focus/ on Star Ratings improvements./  We currently have over 80% of our membership/ in three star plans./ Carlos/ will go into more detail/ later this afternoon./

Our strong physician alignment,/ which is transitioning to a pay/ for/ performance model,/ should transform/ into more coordinated care,/ resulting/ in improved patient outcomes/ and,/ as a consequence,/ improved Star results./

We are proud of what we have achieved in Medicaid./

As many of you may recall/ during most of 2011,/ we were not participating in Medicaid at all./

{Slide 18
While we seek further market penetration in specific segments,/ profitable growth is our main objective./  In the commercial business/ we seek to improve pricing/ and utilization/ as the Affordable Care Act is implemented / across the island./  In Medicare Advantage/ we want to leverage our brands/ and grow share profitably./

In Medicaid,/ after being awarded all eight regions,/ our focus is to leverage/ the infrastructure and streamline operations./

As we have mentioned previously,/ we plan to participate in the 2014  Medicaid RFP/ and would,/ like to continue serving the Puerto Rico population,/ if conditions and terms warrant./

Within Puerto Rico,/ our different lines of business/ continue to expand their product and service offerings/ to their multiple constituents./

In addition,/ all lines of business/ are seeking new alternatives/ and routes to market/ to increase the product sales of sister companies./

Outside of Puerto Rico/ our strategy is to invest/ in our recent acquisition in Costa Rica/ and become/ a true health and life insurance player in the market./  We will continue to seek opportunities/ across Latin America,/ especially Colombia,/ Peru,/ Mexico,/ Dominican Republic, Central America and the Caribbean,/ with a goal/ of having an international presence/ with critical mass/ within the next five years./

Growth outside of the island/ is a key area of focus/ for Triple-S Management./

Our capital strategy/ is to achieve an internal rate of return of no less than double-digits./  We will do this/ by managing/ the capital already committed in our current businesses on the island,/ investing in our expansion opportunities in new markets/ and continuing our stock buy back program/ as we have done in past years./

Thank you./

Now let me turn it over to Amilcar Jordán./

{-Slide 19
Thank you Ramón and good afternoon to all.

{Slide 20
Ramón discussed where our corporation is today and I would like to summarize the major developments of our business since our IPO in December 2007.

In July 2009 we acquired Blue Cross of Puerto Rico.  This acquisition was important for us because it allowed us to consolidate the Blue Cross Blue Shield brand in Puerto Rico and added 100,000 lives to our membership.

In 2010 the Medicaid at-risk contract with the government of Puerto Rico was not renewed and terminated on September 30th resulting in a significant reduction of premium revenue for the corporation.  On November 1st, 2011, at the request of the government of Puerto Rico, we signed a new contract to administer five Medicaid regions, this time on an ASO basis. ASO models reflect a higher operating expense ratio because their revenue is fee based.

This contract was renewed effective July 1st of this year at a lower fee.

In February 2011 we acquired American Health, which mitigated the reduction in premium revenue resulting from the termination of the Medicaid contract.

In 2011 we substantially completed the implentation of a new core system for our commercial membership providing new functionality and flexibility. This system allows us to offer new products and facilitates the integration of future acquisitions. The implementation costs  were $27 million.

In January 2012, we completed the acquisition of a controlling interest in a health clinic in Puerto Rico.  This acquisition is meant to provide our Managed Care segment additional opportunities to deliver its disease management strategies while providing us a much valued alliance with the Mayo Clinic.

In the last quarter of 2012 we began integrating our Medicare business into one service organization to better position ourselves to grow this highly regulated business.  The integration process was substantially complete as of September 30, 2013.

We began our relationship with Abarca in January 2013 as the PBM of American Health. As a result, we have achieved a reduction in pharmacy costs in excess of the amounts initially estimated. To date, we have achieved Per/member Per/month savings of approximately 17%.

In July 2013 we completed the implementation of a new financial and human resources system in which we standardized the financial and human resources platforms across our organization at a cost of $13 million.

We commenced serving three additional MiSalud regions effective October 1st, following similar terms as the five regions we previously served.

Slide 21
{We have achieved significant growth over the last three years in our Managed Care membership and operating revenues.

The membership in our Commercial business decreased year over year, principally due to the loss of some accounts, reflecting our risk based pricing strategy and, to a lesser degree, attrition at existing accounts due to the difficult economic conditions in Puerto Rico.  As we have previously mentioned, as part of our strategy we are willing to sacrifice enrollment and market share in the near term for improved profitability.

The reduction in Medicare membership is related to our product design for 2013, particularly at the AHM brand offerings.  Our goal for the Medicare business is principally to improve financial performance even at the expense of reduced membership.

Our 2012 MLR was impacted by higher utilization and cost trends in the Medicare business, resulting in breakeven results for that year.  The proactive measures implemented this year, such as product redesign and PBM re-contracting are having a positive impact, driving the segment’s MLR decrease in 2013.

As part of our strategy we continue implementing initiatives to achieve further MLR reductions.

{Slide 22
For the first nine months  of 2013, we have achieved a significant reduction in our MLR.

Our MLR is seasonal, and on average we experience lower utilization trends in the second and fourth quarter.  The fourth quarter usually represents the lowest utilization in any given year.

While we have experienced a lower consolidated loss ratio as of September 30, in October utilization was higher than the same month of last year.  We will wait for November and December utilization to determine if there has been a change in the quarterly seasonal behavior.  However, as a result of the higher than expected October utilization, we will may not achieve our full year earnings guidance.

{Slide 23
Managing our MLR and operating expenses has been a challenge in past years and I would like to spend a moment on some of the initiatives we have put in place to help control these costs.

In the Commercial business we have initiatives mostly intended to control hospital and pharmacy costs, and utilization patterns.  Hospital and pharmacy claims represent about 50% of the total claims incurred of this business.

Because over 50 percent of our Medicare membership is capitated, provider compensation arrangements are an important component of the profitability of this business.   As Carlos will mention later, we have incorporated into these agreements provisions that align our goals with those of our providers.

Our relationship with AHM’s new PBM has proven successful and was key to the MLR improvement we achieved in this business during 2013.

In 2014 we are moving the Triple-S Medicare enrollment to this new PBM to maintain pharmacy trends in this business, and reduce administrative expenses.

Pablo, Carlos and Frank will provide more details on these initiatives.

{Slide 24
As we look at our operating expense ratio, the increase has been mostly due to the change in our business mix.

This includes increased Medicare related expenses, particularly those associated with the integration of this business, risk scoring and our Star rating compliance program.

Also increasing operating costs are several IT projects underway to ensure compliance with industry standards, such as the implementation of ICD-10 by the Blue Cross and Blue Shield Association deadline in early 2014, as well as an upgrade to its core system and a new financial system, both of which went live during this period.  Expenses also include $2.6 million in premium taxes related to the newly enacted Puerto Rican tax law that became effective July 1st 2013.

Besides the increase in the operating expense ratio covered by the change in our business mix, we are taking action to address the growth in expenses and improve efficiency.

{Slide 25
The profile of our investment portfolio, which stands at over 1.2 billion, is fairly conservative with no significant concentration in any particular issuer. PR securities, which have received a lot of press coverage recently, comprise less than 5% of our portfolio, and close to 50% of those are escrow bonds, collateralized with US Treasury obligations.

In terms of portfolio management,  we manage risk by maintaining both duration and book yield relatively unchanged.

{Slide 26
Our balance sheet employs modest leverage and our debt to capital ratio is below our target of 25%-30%.  Our debt to capital ratio is 140 basis points lower in 2013 principally due to the repayment of $10 million of senior unsecured notes.

All our subsidiaries are well capitalized.  This year we repurchased 1 Million shares, and we have an active share  repurchase program in place.

{Slide 27
After our May, 2013 conversion of the Class A shares into Class B shares and the concurrent secondary offering, the Corporation’s capital structure shifted from a 50-50 composition after our initial public offering, to a 9% Class A and 91% Class B share composition today.  The transaction increased trading liquidity of the listed securities, allowing for an orderly disposition of the converted shares in the market, and substantially unified the Corporation’s capital structure. Since the IPO, total shares outstanding has been reduced by approximately 4.8 million shares.

Thank you, and now I will turn the podium over to Carlos Carrero.

-Slide 28
{Thank you Amílcar.

Good Afternoon.  I am honored to be addressing this conference for the first time and I hope it is one of many we share in the future.

As Ramon expressed in his remarks, we successfully turned around the Medicare Advantage business and now we have our entire MA segment under a single business unit.

This strategy has and will continue to provide the necessary focus to this complex segment.  It also provides the solid foundation required to capture the growth opportunities that lie ahead of us.

Today I would like to give you a quick overview of the initiatives and strategies we have undertaken for the Medicare Advantage segment and the progress we have made.

Before I go into them, I want to briefly touch on some key background information on the MA market in Puerto Rico that provides the foundation for our growth opportunities.

{Slide 29
According to the last census, Puerto Rico has a rapidly aging population.  People over 65 now make up 16.4% of the population and by 2015, approximately 17.4% of the population, will be 65 years and older.

{Slide 30
Contrary to what happened stateside, Puerto Rico embraced MA products very early in the game.  In this graph we can see the early years of the MA introduction in Puerto Rico and the US market, and how that ratio has evolved.  In 2006, MA enrollment in Puerto Rico was approximately 49% while that number was a little over 16% stateside. For 2012, 70% of the island’s population had embraced Medicare Advantage while in the mainland the number hovered around 27%.

{Slide 31
This slide lays out the MA Market share.  Our Medicare business unit, Triple-S and AHM combined, have a 21% share.  We believe we have substantial opportunities to grow and I´ll discuss this in a minute.

As far as the current Annual Enrollment Period, we are optimistic that we will meet our established goals

{Slide 32
Now let me go into our strategies for the MA market.  As a result of the acquisition of American Health Medicare, Triple-S now has two distinct lines of business in the MA segment.  Triple-S has PPO products, while AHM has HMO products.

This provides for unique opportunities for growth.

In the commercial market, the growth will come from an increasingly aging population mix as they age-in to Medicare.  We have over 30,000 insured in our commercial products that will age into our MA products over the next five years.  In addition there are around 47,000 in our working age group that have already hit retiring age.

Triple-S, branding, financial strength and market penetration, allow for a broad spectrum of opportunities, such as the group commercial segment, government employees and Medicaid.

Slide 33
{To successfully achieve our growth strategies, we are focusing on certain key elements: efficiency and cost-saving measures, Medical Loss Ratio, unique product design, quality initiatives and attrition.

Let me describe in further detail some of these areas.

Slide 34
{Our first and logical efficiency measure has been to consolidate our MA operations into one.

During the last 18 months we worked diligently to merge our MA management, eliminating redundancies and incorporating best practices identified in both operations. This allowed for economies of scale and reduced administrative expenses.

This year we completed our integration efforts. Although it is still too early to assess the in-depth impact on our operations, we have already identified significant efficiencies and savings after the consolidation.  For example, the integration of claims and customer service allows our call-center staff to access information both from the provider and the member side, making this service structure much more efficient.

Another initiative we have undertaken is to integrate the sales force; this will allow us to leverage both Triple-S and AHM products, and we are licensing our sales force so that they can cross sell products from other affiliates as well.

We have reviewed and adjusted our compensation arrangements with providers to ensure that they are aligned with star quality on their pay-for-performance model.

We have strengthened the alignment and integrated STARS to the risk-sharing models we have with both Triple-S and AHM.

We are also incentivizing the use of Electronic Health systems and are starting to share our information.

In 2014, we will be piloting several regional networks using high technology as the backbone of the program.

{Slide 35
The Medical loss ratio is of key importance in all our initiatives.  I am pleased that we have been able to achieve a reduction of 630 basis points from the previous year in this crucial indicator; which is a substantial improvement.

Pharmacy costs have had and continue to have a significant impact on our MLR.  Just to put this into perspective, although Medicare reimbursements are 40% lower in Puerto Rico, pharmacy benefit costs are similar to those of the US mainland.
A member who purchases a drug in Puerto Rico is likely to pay a similar or higher price than some other MA member in, for example, Boston or here in NY.

This has made it a real challenge to keep our MLR in check and has been one of our greatest challenges during previous years.  After a thorough assessment of our pharmacy benefit costs, we decided to change our PBM and contracted with Abarca.

In a first phase, we moved our AHM members, which resulted in a 17% savings and, based on these results, we are now moving the Triple-S Medicare Advantage members to our new PBM.  This will be effective starting 2014.

Moving forward, we cannot expect these same savings year over year, but we do expect lower administrative costs.

In terms of product design, we have strived to make our offerings more competitive.
Innovation is paramount in a highly competitive market such as Puerto Rico. While unique product designs are short-lived in the MA market, we have a strong and distinct advantage in PR. Both TS and AHM products are branded by the BCBS Association and bear the logo of the Cross and the Shield.

We are in the process of creating new products for 2014 to address specific needs that we have identified, which will add to our growth opportunities for years to come.

We believe the measures taken should enable us to be well positioned over the long term.

Slide 36
{I left our quality initiatives as the last point of my presentation, precisely because they are of utmost importance for us and we believe we need to inform you about them in more detail.

Even though 82% of our membership is in a plan with an overall three star rating, we believe there is an opportunity for improvement.  We recognize the importance and competitive advantage that a high STAR rating brings, such as bonus payments that will increase our revenue stream.

In Puerto Rico, currently no company has an overall STAR score of over three.

As I have mentioned before we have aligned our compensation, incentives and risk pools with STARS. In addition, we have contracted with Inovalon, a leading provider of data-driven healthcare solutions.  Their Star Advantage quality improvement tool has resulted in outcomes significantly higher than the national average.  We expect them to provide quality gap-closure capabilities and insight that will help us improve our Star Rating Performance.  In addition, this past week we signed an agreement with BCBSA where plans with less than 4 stars will benefit from Best practices of plans from BCBS that have 4 or 5 Stars.

These new initiatives will have an impact starting in 2015 and beyond.

Apart from this initiative, we are convinced that the improvements we are pursuing will take hold once we implement the changes in PBM that I mentioned before.

Slide 37
{I have presented you with a brief summary of the course we have taken to address the issues we faced and reported in May, 2012 .

We have made big strides in our objective to achieve excellence in the Medicare Advantage segment.  We have, through all of our undertakings, a wining proposition. Efficiency and cost-saving initiatives that we have put in place have already rendered better outcomes. Innovative product design that meets and exceeds our market’s expectations are allowing us to participate favorably in Puerto Rico’s competitive environment.  The alignment of all components of the health care delivery system will permit us to achieve higher quality levels to improve our star rating.

While we recognize the headwinds, we believe the opportunities in front of us are greater.  Each and every one of us in our company is focused on delivering excellence to our Medicare Advantage population and is totally committed to increasing our star ratings.  Our more than fifty years of experience and our strong market position as the leading brand in Puerto Rico’s health care market gives us a unique competitive edge.  We are quite confident that our commitment, the steps taken and our strategies going forward will lead us on the road to growth and continued success.

Thank you very much.

I will now leave you with Pablo Almodóvar to talk about Commercial and Medicaid.

{-Slide 38
Thank you Carlos.

Good afternoon.
As you all know, these are very challenging times in healthcare.  But with challenges come opportunities, and innovation is one of them.

{Slide 39
Today I would like to touch on three main aspects that our company is addressing: The Medicaid segment, our current commercial business scenario and,  briefly, the Affordable Care Act.

Slide 40
{In 2011, we were awarded five regions under an ASO model, as required by the Puerto Rico Health Insurance Administration.  In less than one month we transferred more than 750.000 members and contracted around 6,500 providers in a transition that was, in spite of its complexity, a fairly smooth process. With the addition of three new regions in October 2013, we now serve 1.4 million Medicaid members around the island.

{Slide 41
In a recent poll carried out by the leading newspaper in Puerto Rico, 62 percent of those polled deemed the program as successful.  For us this is particularly good news as the poll was carried out during the month of October, precisely in the middle of the transition period of the three additional regions.  The article where the results were announced states that, and I quote, “There is no other government initiative that has obtained such positive evaluation”.

{Slide 42
We are working on new initiatives to improve service quality and health outcomes for the Mi Salud members.

Serving this important patient population remains a key component of our longer-term strategy.  In addition, our commitment to social responsibility is a value that has been deeply woven into the fabric of our organization.  Our commitment is to work hand-in-hand with the local Government to reduce delivery costs of this vital program without affecting healthcare benefits and access.

Initiatives such as new models for contracting Primary Medical Groups, reimbursement for hospitals and pharmacy benefits strategies, will help us manage risks in a cost effective way.

{Slide 43
Now I would like to talk to you about our commercial segment.

We are the only health insurance company in Puerto Rico that serves all segments of the market.  This includes groups,  individual, supplemental Medicare, local and Federal government employees, and Medicaid.

{Slide 44
In the group segment we have the leading market share.  63 percent of the top 400 companies in Puerto Rico have chosen us as their healthcare carrier.

We are also proud of our group segment retention rate, which stands at 95 percent.  This clearly means that we truly understand what products and services our customers need.

{Slide 45
For 2014 we developed a new HMO product named AXIS, to increase our participation in the local government employee market. Today we only have a 5 percent share, and are driving initiatives to grow.   This product and other quality initiatives should allow us to successfully compete in this market.

In the commercial group, we remain committed to our strategy of improving our MLR, even at the expense of market share.  Our goal is to maintain our greater than 90 percent retention rate.

We are also working on some initiatives to reduce our administrative expenses.

Among them, we are reducing professional and temporary services and improving efficiencies in our administrative processes.  These reductions do not include the effect of the new tax provisions which were implemented in July, and will have a full year impact in 2014.

{Slide 46
Another segment where we have a solid lead is in the Federal Employees program.

We are very proud that 95 percent of all Federal Employees in Puerto Rico have chosen us as their health plan.  As a matter of fact, for the last three consecutive years Triple-S has been awarded the PlanSmart Choice Plus Award.

This recognition is awarded to the top ten health plans nationwide that have received the highest score among members of the Federal Employees Health Benefit Program.

{Slide 47
As I begin to discuss the affordable care act and its implications, I must explain a key difference that applies to the United States territories including Puerto Rico.  The guaranteed issue mandate applies, but the individual/employer mandate to have or provide coverage does not apply.

{Slide 48
As you well know, the recently enacted Affordable Care Act is facing some significant challenges, but the fact that President Obama has extended the time that people can keep their present coverage, allows us additional time to address the differences that we have in Puerto Rico.

In Puerto Rico, where 92 percent of the population is covered by a health plan, the new Obamacare extension offers certain advantages in terms of member retention for non-grandfathered policies.  It also provides employers and individuals more health plan options from which to choose.

{Slide 49
Another area of opportunity is the strategy that the local government will pursue in relation to the funds provided to territories under ACA regulations. The local government announced recently that it had decided not to establish a Public Exchange.  Instead, they will use the funds to expand the Mi Salud Medicaid program in two ways: One, by raising the income ceiling so that more people can qualify for the program and two by providing assistance to lower income individuals who do not qualify for Medicaid so that they can buy coverage through Mi Salud.

The government estimates that around 75,000 individuals will qualify to buy coverage through Mi Salud, and as the current administrators we have the possibility of getting a good portion of those members.

Slide 50
{We are creating a new specialty pharmacy network that will allow us to better handle members with certain conditions, including cancer. These pharmacies will not only be responsible for dispensing drugs, but they will also be responsible for following up on adherence and compliance.

We have established a new protocol for handling cancer.

Provider compensation and incentives will be tied to compliance with those protocols.

Slide 51
{Today I have given you a brief overview of what we are doing to maintain our relevance in Puerto Rico’s health insurance market. Our leadership, our strong branding, our capacity to serve all segments of the health insurance population and our resiliency to adapt to the changing needs of the market should be the key to future success.  We face challenging times but, as I said in the beginning, with challenges come opportunities and innovation is one of them.

I am confident that the structure we have in place and the quality of our workforce will help us achieve our objectives of keeping our claim costs under control, increase our revenues from premiums, and lower our administrative expenses.

That is our commitment and we are striving every single day to reach those objectives.

Thank you.

Now I would like to introduce you to Dr. Frank Astor.
{
-Slide 52
{Thank you Pablo.
Good afternoon.  Let me provide you with an overview of healthcare in Puerto Rico.

Slide 53
{The future of healthcare lies in our ability to integrate  prevention and comprehensive condition management.  We are firm believers that there has to be a carefully thought-out plan to address specific issues in healthcare to be able to drive down the incidence of many of the prevalent conditions both in Puerto Rico and the US mainland.

Slide 54
{Puerto Rico has a higher incidence of certain conditions such as diabetes, obesity and heart disease than the national average.

•Prevalence of diabetes is nearly 13% in Puerto Rico, almost double the national average.

•Overweight and obesity prevalence are approaching 70%, according to the CDC.
The CDC also estimates that one in three Hispanics in the US is hypertensive, which is in line with the 33% estimate for Puerto Rico.

Slide 55
With this background, I would like to talk to you about how we are planning to improve efficiency, quality and cost issues in delivering healthcare moving forward.

First, we have to take into consideration what our Blue Cross Blue Shield Association CEO, Scott Serota, has said repeatedly, healthcare solutions must have a local, grassroots component.  We know that there are some general approaches to preventive measures, such as recommendations on exercising, nutrition and lifestyles.  Yet there is no general norm that can be applied across the board.

Slide 56
{We will now cover how we are improving healthcare delivery efficiently at our company.

We are adopting patient-centered medical models that incorporate selective and highly efficient provider networks.  I would like to give you details of some of the initiatives we are pursuing.

Slide 57
{The new Axis product that Pablo Almodóvar mentioned, includes twelve medical homes around Puerto Rico that integrate multi-specialty provider groups.  Axis members will be able to choose the medical home most convenient to them, where they will have their primary care physician and other providers, to facilitate cost-efficient quality care targeted to specific conditions and age brackets.

Slide 58
{One of these facilities is Salus, a flagship for Triple-S Salud, where the in-house provider network consists of 51 doctors in 20 specialties.  Salus is a premier ambulatory health care medical and dental facility in the greater San Juan metro area.  It is the first member of the Mayo Clinic Care Network in Puerto Rico and the Caribbean.  The Mayo Clinic Care Network extends Mayo Clinic's knowledge and expertise to physicians and providers interested in working together in the best interest of their patients.  Salus providers will have access to Mayo, including an online point-of-care information system, an electronic consulting tool that connects physicians with Mayo Clinic specialists on questions of diagnosis, therapy or care management.  The primary goal of this alliance is to help people gain the benefits of the Mayo Clinic close to home, ensuring that patients travel outside the region only when necessary.

Salus allows us to build on products that can vertically integrate insurance and delivery systems.  Salus is both scalable and replicable as the concept grows on the island.

Slide 59
{Another initiative undertaken is the integrated wellness, vaccination and preventive centers.

Besides Salus, we have contracted 8 centers around the island that will be available to all of our members in the commercial group segment.  This one-stop shop / annual check-up concept will provide each member the ease of having all tests needed, according to age and conditions, done in one facility.

They will get a sixteen page report with detailed analysis of the findings that they can then share with their personal doctor and other healthcare providers.

Slide 60
{Other quality measures we have pursued include compensating providers according to outcomes and compliance with performance measures.

These include:
Population management and outcome-based guidelines and protocols.

We established new compensation models for Axis and Medicaid based on a capitation risk model for primary care.

Compensation based on HEDIS measures and a pay-for-performance initiative, that considers outcomes and value based delivery.

A Pay-for-performance fee structure embedded in hospital contracts, which include utilization and concurrent reviews, and transitional planning. Transition planning for hospitalized members has traditionally been an area of opportunity.  When a patient is released from the hospital, coordinating medication adherence, durable medical equipment delivery and other crucial follow-up has been a challenge.  The pay-for-performance structure, and its metrics will allow for quality and significant operational efficiencies, thereby assuring better outcomes in patient care.

As for oncology
treatment, compliance with protocols established by the National Comprehensive Cancer Network, or NCCN, has become part of our medical incentives structure.

Slide 61
{Again, as Pablo Almodóvar mentioned, we now serve the entire Medicaid population in Puerto Rico.  We have also taken specific steps to address quality and affordability.

Among them:
We have established special incentives for providers in the Medicaid System who are using Electronic Health Records.

The Insulin-Dependent Management Program is a pilot with five strategic medical groups to promote therapy adherence among insulin-dependent members by shifting insulin and glucometer costs, which were previously borne by  IPAs, to ASES, the government agency in charge of the program locally.    HBA1C metrics for following control of diabetic treatment will be one of the main measures.

A High Utilizers initiative.  This population is identified using severity and high intensity algorithms.   Intervention with these individuals will be comprehensive and will include psychological, social and clinical analysis and assistance by regional teams of clinical professionals.  This initiative has been extremely successful in certain cities of the US mainland and we expect to achieve similar outcomes in our Medicaid segment.

These initiatives will help the local government comply with Federal expectations, regarding the Medicaid Population.

Slide 62
{I will now review how we are leveraging Technology.

In terms of managing medical information, we have embarked on a campaign to encourage providers to move to ICD-10.  It’s safe to say that a minority of providers has embraced this transition.  To create awareness and promote cooperation, we have worked together with the Puerto Rico Medical Association and other professional organizations, such as the Medical Billing Professionals Association.  We have established a communications strategy, offered workshops, prepared an online educational tool and posted deadline information on our website.

Even though ICD-10 mapping and testing has been a challenge that we are successfully managing, communication, education and buyin of providers remains an opportunity that we embrace enthusiastically.

{Slide 63
We have also upgraded our clinical care workflow system platform to CCMS 5.0.  This state-of-the-art nationally-recognized system allows for better wellness, disease and case management, as well as hospital data sharing and integration.

To assist members with high-intensity and high-severity conditions, we have partnered with McKesson to help identify commercial members in need and follow-up on the appropriate treatment.

These members will receive individualized interventions across the island by highly-skilled clinical personnel.

{Slide 64
Now let’s discuss management of pharmacy costs in Puerto Rico.

As a percentage of total medical costs, pharmacy expenditure is greater in Puerto Rico than in the US mainland.  This is true not necessarily because of higher utilization.  Although premiums and other medical costs are lower in Puerto Rico, pharmacy costs compare or are even higher than on the US mainland due to the standard price structure that pharmaceutical companies have established for the US market, in which Puerto Rico is included.

Another factor that has impacted prices in Puerto Rico is the fact that there has been a consolidation of distribution channels, which leaves very few companies operating in the local market.  For these reasons, generic drug prices have been spiraling.

The bottom line for all of this is that 35% of each premium dollar is going to cover drug costs.

We are working closely with our PBM to mitigate these costs, scrutinzing the generic markets and our formulary to better serve our clients.

Slide 65
{In addition, we have established a specialty pharmacy strategy.  This initiative is geared towards patients with chronic diseases such as immune, genetic, cancer and inflammatory conditions.  These specialty pharmacies not only dispense drugs, but they are also responsible for following up on adherence and drug interactions and they will receive incentives accordingly.

Specialty pharmacy trends are driving a large portion of pharmacy costs.  We expect savings by contracting a selective and highly efficient network in this sector that will partner with us and our members.

It is still too early to know the impact of these initiatives, but we are very hopeful that they will be successful in the near future.

Slide 66
{Today I have presented you with an overview of some of the initiatives that we are pursuing to achieve better outcomes and increase quality and cost efficiency in patient care.  Each day we work hard to find ways to better meet the challenges that the new healthcare environment represents.  We know that there are no easy solutions, but by partnering with our providers, members and other health-related private and public organizations we can make big strides to improve the health of our population.
We are confident that we can succeed, as the future of healthcare depends on our efforts.

Thank you.